KEY GOLD CORPORATION SIGNS JOINT VENTURE WITH QGX ON THREE LICENSES

Boulder - (BUSINESS WIRE) - February 28, 2005 - Key Gold Corporation, a Nevada corporation (OTCBB: KYGC), announced today that it has approved an agreement with QGX Ltd. ("QGX"), an Ontario-based company, whereby Key Gold can earn an interest in the following three exploration licenses in Mongolia held by QGX:
Uhaa Hudag, Bayan Bulag, and Tsaidsam.

Key Gold can earn a 60% interest in the three licenses by spending US $1.5 million on the properties and issuing 500,000 common shares of Key Gold to QGX over a period of three years ending February 28, 2008. Key Gold has committed to spend US$400,000 on the properties in the first year. Should Key Gold fail to spend US$400,000 in the first year, it will pay any shortfall in cash to QGX and the agreement will be terminated. Upon completion of the 60% earn-in, Key Gold has the right to increase its interest in any of the licenses to 75% by funding the cost of obtaining a positive feasibility study for a mine on that property.

John Anderson, CEO of Key Gold, commented as follows: "We are excited to have the opportunity to work with the team of people at QGX who have been instrumental in the success and development of Mongolia's mineral industry. Having the ability to work on more advanced projects like Uhaa Hudag, Bayan
Bulag and Tsaidam allows us to commence drilling soon with the goal of developing a gold project much earlier than grass-roots exploration".

About Key Gold:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The company's main focus is exploring for gold, silver, and copper projects in the People's Republic of China. The company currently has an affiliated joint venture on a 106 square kilometer property in Fengsheng City, approximately 600 kilometers northeast of Beijing. The company's shares trade on the OTC Bulletin Board under the symbol "KYGC."

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital in LTI, JHP Resources Limited, and Key Gold to effectuate the parties' respective business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold's Securities and Exchange Commission filings, including its Schedule 14f-1 and Form 8-K, and subsequent Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management's expectations.

For information on Key Gold Corporation: please visit the company's Web site at www.keygoldcorp.com.

Contact:

     Key Gold Corporation
     Andy Hay, 1-866-939-6386
     www.keygoldcorp.com
     or
     Shareholder.com
     (investors) 1-866-888-3995